Q1 FY2012 Conference Call

May 15, 2012

Conference Call Transcript

Speakers:

Ed Rubin, CEO

Dave Horin, CFO

Kevin Lupowitz, CEO DirectMarkets

Operator:

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Rodman & Renshaw Capital Group, Inc., 2012 First Quarter Financial Results conference call. At this time all participants are in listen-only mode. If anyone has any difficulties during the conference, please press star, followed by zero for Operator assistance at any time. I would like to remind everyone that this conference call is being recorded today, Tuesday, May 15, 2012. At this time I would now like to hand the call over to our host, Ms. Erika Moran, of investor relations.

Erika Moran

Good morning and welcome to Rodman & Renshaw’s first quarter 2012 financial results conference call. On the call today, from Rodman & Renshaw Capital Group, are Edward Rubin, Chief Executive Officer; Dave Horin, Chief Financial Officer; and Kevin Lupowitz, Chief Executive Officer of Direct Markets, Inc.

Before we began today’s call I would like to remind listeners that the information presented on today’s call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, statements relating to the future results of the Company’s operations and the timing and success of the roll-out of the DirectMarkets platform are not statements of fact or guarantees of performance. They are subject to risks, uncertainties and other factors that may cause actual future results to differ materially from those discussed in the statements. All such forward looking statements are made as of the date hereof, and the Company does not undertake to update any such statement.

For additional information about factors that may cause actual results to differ materially from expectations and about material factors or assumptions applied in making forward looking statements, please consult the company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Ed Rubin, Chief Executive Officer. Please go ahead, Sir.

Edward Rubin

Thank you Erika. Good morning everyone and thank you for joining us on today’s conference call. I will first give an overview of the business and strategic developments that we announced earlier today, then Dave Horin, our CFO, will discuss the financial results for the first quarter, and then Kevin Lupowitz, who is currently the CEO of Direct Markets, Inc. and will become the CEO of our parent Company on September 1, will provide more details on our new business strategy.

As we announced this morning, Rodman & Renshaw Capital Group, Inc. intends to effect its name change to Direct Markets Holdings Corp. on June 1, 2012, and expects to begin trading on NASDAQ under a new ticker symbol, “MKTS”, as soon as practicable thereafter. We first announced our intent to change our corporate name in conjunction with the introduction of the DirectMarkets platform in February of this year and this change was approved by stockholders at our May 4, 2012 annual meeting of stockholders.

When we unveiled DirectMarkets at the Trade Tech 2012 Conference in March, we intended for Rodman & Renshaw, LLC, our broker-dealer affiliate, to be the only investment bank that would effect securities transactions utilizing the platform. Following the introduction of the DirectMarkets platform, multiple potential users and strategic partners expressed their excitement and interest regarding the DirectMarkets initiative. However, we also received largely uniform feedback that the DirectMarkets platform should be available for all investment banks to use to service their issuer and investor clients, and that limiting it to any one investment bank would inhibit the widespread adoption of the DirectMarkets platform.

After reviewing our strategy and business model for the DirectMarkets platform, we have determined that making the platform “broker-neutral” and allowing public companies to select the investment bank of their choice to effect their securities transactions on the platform will maximize the potential of the DirectMarkets business. We also concluded that remaining affiliated with one specific investment bank will hinder our ability to implement the “broker-neutral” strategy and will limit the commercialization of the DirectMarkets platform. As a result of this strategic shift, our principal business moving forward will focus on developing financial technology applications and operating the DirectMarkets platform, which we believe will over time generate greater value for our stockholders than our legacy investment banking focused business strategy.

The DirectMarkets platform is an automated state-of-the art electronic transaction platform to directly link existing public company issuers and investors seeking to transact primary offerings of securities. Investment banks will utilize the DirectMarkets platform to electronically effect certain securities transactions for their issuer and investor clients. The DirectMarkets platform will also aggregate and provide data regarding public companies, and will allow public companies to distribute their public relations and investor relations information utilizing the DirectMarkets platform. Users of the DirectMarkets platform, which will include public companies, investment banks and institutional investors, will utilize and access the DirectMarkets platform pursuant to a license arrangement with us.

In conjunction with the implementation of our new business strategy, our board of directors has appointed Kevin Lupowitz as CEO of the company effective September 1, 2012. Effective immediately, Kevin will become a member of our board of directors. Kevin presently is the Chief Executive Officer of Direct Markets, Inc., our subsidiary that has been developing the DirectMarkets platform. I expect to remain in my current position as CEO through August 31, 2012 to guide our transition initiative.

As a result of our repositioning to become a technology focused business, General Wesley Clark has stepped down as Chairman and a member of our board of directors. Anthony Sanfilippo has also stepped down from the board of directors, but will remain our President. We are grateful to General Clark for his years of service and leadership.

Winston Churchill, who joined our board of directors in 2007, has been appointed Chairman of the Board. Mr. Churchill has many years of experience investing in emerging growth companies in various segments of the high tech space, and we are grateful to be able to continue to benefit from his insights, guidance and leadership.

In the coming months, as we prepare to commercialize the DirectMarkets platform, we expect to expand our board of directors to include members with experience in disciplines related to the DirectMarkets business, including the financial technology sector, to provide expertise and leadership in these areas.

As a result of our new business strategy of providing technology solutions to the financial services industry, and to maximize the value of its legacy investment banking business, we are assessing and exploring strategic alternatives for our investment banking business.

I will now turn the call over to Dave.

David Horin

Thank you, Ed

Net Income

Non-GAAP Operating net income for the 1st quarter of 2012 was $1.8 million or $.05 per dilutive share. Non-GAAP Operating net income excludes the financial impact of principal transaction revenue.

Investment Banking

Investment banking revenue was $23.5 million for the first quarter of 2012. For the first two months of 2012, we generated approximately $21.5 million in investment banking revenue and closed 17 transactions, including the Zsa Zsa Energy Transaction where we received a cash fee of $11.7 million. However, we only generated $2.0 million in investment banking revenue in March, and generated only $1.4 million of investment banking revenue in the first six weeks of the 2nd quarter. We no longer focus on the metals & mining and oil and gas sectors and the employees who focused on these sectors are no longer employed with us. We continue to focus our investment banking efforts in the healthcare and technology sectors.

Backlog

We were once again ranked the number one investment bank in PIPE and Registered Direct transactions by deal volume for the first quarter of 2012 according to Sagient Research.

Although the number of potential deals in our transaction backlog has remained largely stable, given the low level of deal activity that we have experienced since March, it is difficult to assess when we may be able to monetize any of such potential deals.

Brokerage

Brokerage revenue for the first quarter was approximately $6.5 million compared to $6.2 million, for the fourth quarter of 2011. Brokerage revenue for the first six weeks of the 2nd quarter was approximately $3.2 million.

Merchant Banking

Merchant banking revenue consists of gains and losses on investments by our Aceras BioMedical joint venture and other principal investment activity. During the three months ended March 31, 2012, BioMarin Pharmaceuticals, the purchaser of Huxley Pharmaceuticals from Aceras, recorded an impairment charge of $6.7 million related to certain assets acquired. Based on this triggering event and lower than expected reported European sales revenue, we revised the carrying value of the contingent payments related to the sale of Huxley and recognized a non-cash charge of $5.0 million in merchant banking revenues for the three months ended March 31, 2012. The value of Aceras BioMedical’s assets as of March 31, 2012 and December 31, 2011 was determined based on an independent third party valuation.

On our 3rd quarter conference call last year we stated that our convertible debt was eligible for net share settlement at our election which could reduce the dilutive effect of the financing. As of that date, we had the intent and the ability to repay the principal amount of the convertible debt in cash because the receipt of the contingent payments related to the sale of Huxley would result in a mandatory redemption. At March 31st, with the write-down of the Huxley contingent receivable, we may no longer have the ability to pay down this debt in cash. Therefore we recorded the diluted earnings per share effect of the convertible debt under the “if-converted method”, which resulted in an increase of 4.4 million shares to our diluted share count.

Liquid assets were approximately $17 million as of May 11, 2012, compared to $19.9 million as of March 31, 2012. Liquid assets consist of cash and cash equivalents, “Level I” assets less “Level I” liabilities, “Level II” assets less “Level II” liabilities and net current receivables.

The decrease in Liquid assets of approximately $2.9 million since March 31, 2012 is a result of reduced investment banking revenue and the continuing development of the DirectMarkets platform.

Compensation and Benefits

Employee compensation and benefits expense for the first quarter of 2012 was $13.9 million. Employee compensation and benefits expense for the first quarter of 2012, excluding a two hundred thousand dollar principal transaction gain, represented 55% of transaction-related revenue (which is revenue excluding principal transactions), compared to 60% in the comparable 2011 period. The Company targets a compensation ratio of 55% to 60% of transaction-related revenue on an annualized basis. No bonuses related to the 1st quarter of 2012 have been paid, other than immaterial amounts to administrative personnel. The founding executives did not receive a year end 2011 bonus and no bonuses for such founding executives were accrued as of March 31, 2012.

Buyback

Finally, during the 1st quarter we repurchased approximately 599 thousand shares of our common stock at an average price of $0.88. This concludes the review of our financial performance. I will now turn the call over to Kevin.

Kevin Lupowitz

Thank you Dave.

Today is an extremely exciting day for our Company and for me personally. Since joining DirectMarkets at the end of last year, I have been intimately involved in all aspects of the DirectMarkets product strategy. I have had the pleasure to help see the product grow from its early prototype stage, through numerous iterations of client and partner feedback, to its current state. This iterative approach to developing a product that offers the most value to our Issuers has truly paid-off. After showing multiple iterations of the product to potential and signed clients and partners, there is one very common thread … the platform should be broker-neutral.

I consider this a very positive outcome. The entire process of iterative product development is designed to get a product to market with the highest value in the shortest time. By listening to the feedback from our clients and partners early-on, we strive to come to market with a solution that will best address the needs of the Issuers on our platform, while also creating a platform that creates unparalleled access to liquidity for the Investors who are signed-up. By offering any broker dealer access to the platform, Issuers can maintain existing relationships while broker dealers get a highly cost-efficient mechanism to facilitate raising capital for their clients. We believe this new model is ideal for all three constituents of the platform, and will significantly change the way that public companies raise capital. I am very grateful that we took the extra time to validate and revise our business model. This ensures that when Issuers begin using the platform, they will realize value immediately.

Once it was decided that being broker-neutral was in the best interests of the issuers on the platform, it became clear that being affiliated with any one broker dealer exclusively was impractical, in fact, being broker-neutral afforded us the opportunity to accelerate our plans to become an independent technology focused company. We believe that being a technology focused company will create greater value over time for our stockholders than our previous investment banking focused business strategy, and I very much look forward to leading that effort.

So where are we now? We will continue to iterate through our product development roadmap. Our shift to a pure broker-neutral model will add some time to the rollout of version 1.0, but we are much more assured that it and all subsequent releases of functionality will provide the highest value to our clients, and thus the greatest potential for creating shareholder value.

I’m optimistic that we will have clients actively using the platform in the next couple of months with our first production release. We will be working hard over the summer soliciting feedback from all of our constituents and continuously releasing additional functionality. By the end of the year we expect to have a fully deployed platform that will facilitate the entire lifecycle, from public communication to unique capital raising capabilities, to seamless settlement, for our Issuer community.

In the coming weeks and months, we will be aggressively marketing, selling, and on-boarding issuers, investors, and broker dealers. We are also focused on creating strategic partnerships with distribution partners and all other partners that we believe can add significant value to the issuers on our platform.

Obviously, these are very busy times … but these are also the most exciting times. I can attest to the fact that the entire DirectMarkets team is engaged, excited, and energized to be part of this industry changing solution.

As a founding employee and the head of technology at Liquidnet, I was part of an automation and technology revolution that changed the world of secondary trading. We saw how automation resulted in execution efficiency, reduced costs, and that direct access among counterparties is both doable and, in fact, ideal. I joined DirectMarkets because I saw the potential to bring to market through automation an industry-changing platform once again. This will take the largely manual process through which public companies conduct primary offerings of securities, and change it to an efficient and cost effective solution. We believe that the DirectMarkets platform is “What Capital Formation Should Be”. And I certainly look forward to taking the helm and guiding the successful commercialization of our new business.

I will now turn the call back to Ed.

Edward Rubin

Thank you for joining us on today’s conference call.  Please contact investor relations with any questions.